Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

ATKORE INTERNATIONAL, INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:

FIRST: Corporate Name. The name of the corporation is Atkore International, Inc. (the “Corporation”).

SECOND: Registered Office. The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful business or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and, in general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of the State of Delaware or by the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: Capital Stock. The total number of shares which the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: Incorporator. The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Brian M. Bunn	c/o McDermott Will & Emery LLP 28 State Street Boston, MA 02109

SIXTH: By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by the stockholders or otherwise.

SEVENTH: Election of Directors. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Liability of Directors. To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH, or the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall only be prospective and shall not adversely affect the rights under this Article EIGHTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

NINTH: Indemnification. To the fullest extent permitted by applicable laws of the State of Delaware, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and other agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification), through by-law provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the provisions of applicable DGCL (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article NINTH, by amendment of this Article NINTH or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

TENTH: Amendments. Except as provided in the last sentence of Article EIGHTH and Article NINTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ELEVENTH: Effective Date. The effective date of this Certificate of Incorporation shall be November 10, 2010.

[Signature Page Follows]

This Certificate of Incorporation is executed by the Incorporator under seal as of this 10th day of November, 2010, and shall be filed with the Secretary of State of the State of Delaware and with the records of the minutes of the corporation.

/s/ Brian M. Bunn
Name: Brian M. Bunn
Title: Incorporator

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